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                                                                 EXHIBIT 10.N(9)



April 8, 1994




Mr. Neil S. Novich
21 Barnstable Road
West Newton Hill, MA 02165

Dear Neil:

In the event that your employment is terminated by Inland Steel Industries, Inc. (together with its subsidiaries, the "Company") prior to the third year anniversary of your employment for any reason other than malfeasance on your part ("termination by the Company"), the Company shall pay you an amount equal to the sum of the following:

                 (i) the present value of an amount equal to the product of (a) thirty six (36) less the number of months you have been employed by the Company at the time of your termination by the Company times (b) your monthly base salary at the rate in effect at that time, plus;

                 (ii) the present value of an amount equal to the product of (a) thirty six (36) less the number of months you have been employed by the Company at the time of your termination by the Company times (b) one-twelfth
                       (1/12) of the average annual Award bonus paid to you under the Company's Annual Incentive Plan or similar successor plan ("Bonus Plan") in the years prior to the date of the termination of your employment by the Company (for any year which any such Award bonus was prorated, the amount will be annualized in making such calculation).

The Company will also cause all options to become immediately exercisable and all restricted stock to be fully vested.

In addition, the Company will provide you with insurance on your life and continuation of disability insurance and will pay your dental and health care costs and those of your spouse and dependent children for three years of continuous coverage from your date of hire, on a basis consistent with the terms and conditions of its life insurance and dental and health care coverage for active employees.

You will receive such payment promptly after the termination of your employment by the Company. The payment and the benefits provided herein will be in lieu of any other amounts that may be payable to you by the Company (including pursuant to any Bonus
Plan) or any other Company-sponsored benefit plan. Further, nothing contained herein precludes the Company from changing your duties while you are employed by the Company, so long as the level of your responsibility is not substantially diminished.

If the Company fails to make such payment promptly, the Company will pay you interest at the prime rate at the Company's principal bank and any reasonable legal fees and expenses which you may incur in your efforts to collect such payment.

Sincerely,



/s/ Robert J. Darnall
Chairman, President and
Chief Executive Officer